April 26, 2005

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC 20549

Re:	Actioview International, Inc. – Form SB-2

Dear Sir/Madam:

As certified public accountants, we hereby consent to the inclusion or incorporation by reference in this Form SB-2 Registration Statement dated April 26, 2005, of our report to the Stockholders and Directors of Actionview International, Inc. dated March 24, 2005 on the December 31, 2004 and 2003 consolidated financial statements and our report to Stockholders and Directors of Actionview International, Inc. dated March 8, 2004.

In addition, we consent to all references in the Registration Statement of our firm as the auditing firm.

Very truly yours,

DALE MATHESON CARR-HILTON LABONTE
CHARTERED ACCOUNTANTS

/s/ Reg Labonte

Reg Labonte